Exhibit 99.2

Exhibit 99.2

NASDAQ: HOMB

WWW.HOMEBANCSHARES.COM

HOME BANCSHARES

FORWARD LOOKING STATEMENT

This presentation contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home BancShares, Inc. (“Home” or “HOMB”) and Stonegate Bank (“Stonegate” or “SGBK”), including the combined company’s future financial and operating results, plans, expectations, goals and outlook for the future. Statements in this presentation that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this presentation. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the possibility that the acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in Home’s stock price before closing, (iii) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Stonegate operate; (iv) the ability to promptly and effectively integrate the businesses of Home and

Stonegate; (v) the reaction to the transaction of the companies’ customers, employees and counterparties; and (vi) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home’s financial results is included in its Annual Report on Form

10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017.

ADDITIONAL INFORMATION

In connection with the acquisition of Stonegate, Home intends to file with the Securities and Exchange

Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of Home common stock to be issued to shareholders of Stonegate in connection with the transaction. The Registration Statement will include a Joint Proxy Statement of Home and Stonegate and a Prospectus of Home, as well as other relevant materials regarding the proposed merger transaction involving Home and Stonegate. INVESTORS AND SECURITY HOLDERS OF HOME AND STONEGATE ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents, once they are filed, and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Home at Home’s website at http://www.homebancshares.com,

Investor Relations, or by contacting Jennifer Floyd, by telephone at (501) 339-2929.

Home and Stonegate and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Home and Stonegate in connection with the merger transaction. Information about the directors and executive officers of Home and their ownership of Home common stock is set forth in the proxy statement for Home’s 2017 Annual Meeting of

Shareholders, as filed with the SEC on Schedule 14A on March 1, 2017. Information about the directors and executive officers of Stonegate and their ownership of Stonegate common stock will be set forth in the Joint Proxy Statement/Prospectus to be included in the Registration Statement. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy Statement/Prospectus regarding the merger transaction. Free copies of this document may be obtained as described in the preceding paragraph when it becomes available.

STONEGATE BANK: OVERVIEW & OPPORTUNITY

- A Florida state-chartered community bank established in 2005 and headquartered in Pompano Beach, Florida
- $3.1 billion in total assets and 25 banking offices across South and West Florida(1)
- Top performing Florida franchise
- Highly additive to South and West Florida footprint
- Financially attractive "Triple A" transaction

  Accretive to:

  - Diluted earnings per share
  - Tangible Book Value
  - Book Value

(1) PRO-FORMA FOR RECENTLY CLOSED ACQUISITION OF INSIGNIA BANK.

4

STONEGATE BANK: TRANSACTION OVERVIEW

Purchase all of the issued and outstanding shares of common stock of Stonegate Bank Purchase price for the transaction of $49.00 per share or ~$778 million in aggregate

Common shareholders will receive $700 million HOMB common stock and $50 million cash

Options to be cashed out prior to close (~$29 million)

The exchange ratio for HOMB stock will be based on a 20 day HOMB Volume Weighted-Average Price

(“VWAP”) three days prior to closing

Collar for the closing 20 day HOMB VWAP at +25% / -20% compared to $28.15 per share

Approvals

Customary regulatory & shareholder (SGBK, HOMB) approvals

STONEGATE BANK: EXECUTION & INTEGRATION

Acquisition does not affect HOMB DFAST timing

HOMB expects to be over $10 billion at end of Q1 2017

HOMB has been preparing for DFAST since 2015

Detailed due diligence completed over two months

with a dedicated focus on:

Credit, enterprise risk management, compliance, BSA/AML

Transaction further diversifies HOMB balance sheet and

funding sources

Dave Seleski to join Centennial Bank in an executive

role reporting to Tracy French

No disruption to clients and customers

STONEGATE BANK: BACKGROUND

PRO-FORMA FLORIDA FRANCHISE [1]


FLORIDA
Jacksonville
Gainesville
HOMB (151 branches)
SGBK (25 branches)

$ in millions			
4Q16 Balance Sheet, Profitability & Asset Quality			
Total Assets [2]	$3,145	ROAA	1.21%
Total Loans [2]	$2,469	ROAE	10.11%
Total Deposits [2]	$2,652	Net Interest Margin	4.01%
Common Equity Tier 1 Ratio	11.09%	Efficiency Ratio	58.11%
Tier 1 Capital Ratio	11.09%	NPAs / Assets	0.39%
Total Capital Ratio	12.13%		

COMPANY HISTORY AND BACKGROUND

- Established in 2005 by a group of investors including Dave Seleski (CEO & Founder)
- One of very few banks in Florida to remain profitable throughout the credit cycle
- Strong performance, risk management and capital position allowed Stonegate Bank to grow both organically and via FDIC-assisted and traditional acquisitions (9 completed transactions)
- Strong deposit funding with 92% core deposits and loan / deposit ratio of 93% [2]
  - Broward and Palm Beach counties provide access to over $100 billion in deposits alone
  - Homeowner association service deposits offer a source of sticky, low-cost core deposits

(1)MAP DOES NOT REFLECT ENTIRE HOMB FOOTPRINT. 68 OF 151 TOTAL HOMB BRANCHES SHOWN.
(2)PRO-FORMA FOR RECENT ACQUISITION OF INSIGNIA BANK.

7

STONEGATE—HIGH QUALITY, TOP PERFORMING FRANCHISE

ROAA (%)

1.40%

1.23% 1.21% 1.21%

1.18%

1.20% 1.13% STONEGATE

1.11%

1.06% 1.04% Median:

1.00% 1.06%

0.91% 0.93%

Includes merger- 0.84%

0.80% related expenses

from Florida

Shores acquisition

0.60%

0.52%

0.45%

0.40%

0.20%

0.00%

2013Q4 2014Q1 2014Q2 2014Q3 2014Q4 2015Q1 2015Q2 2015Q3 2015Q4 2016Q1 2016Q2 2016Q3 2016Q4

DEPOSIT MARKET SHARE

#3 COMMUNITY BANK IN FLORIDA AND #1 IN THE ATTRACTIVE BROWARD AND SARASOTA COUNTIES

FLORIDA

Community Bank Rank[1]	Institution	Branches	Deposits ($bn)	Market Share (%)
1	IBERIABANK Corp.	85	8.4	1.6
2	FCB Financial Holdings Inc.	46	6.5	1.2
3	**Pro Forma**	**93**	**5.6**	**1.1**
3	CenterState Banks	84	5.3	1.0
4	Seacoast Banking Corp. of FL	50	3.8	0.7
5	**Home BancShares Inc.**	**68**	**3.1**	**0.6**
6	Ocean Bankshares Inc.	21	2.9	0.6
7	Hancock Holding Co.	34	2.7	0.5
8	**Stonegate Bank**	**25**	**2.6**	**0.5**
9	Valley National Bancorp	32	2.5	0.5
10	Bank of the Ozarks Inc.	43	2.2	0.4
	Total	**5,193**	**$525.4**	**100.0%**

BROWARD COUNTY (2)

Community Bank Rank[1]	Institution	Branches	Deposits ($mm)	Market Share (%)
1	**Pro Forma**	**19**	**1,425**	**2.8**
1	**Stonegate Bank**	**11**	**1,048**	**2.0**
2	First BanCorp.	4	817	1.6
3	FCB Financial Holdings Inc.	6	524	1.0
4	**Home BancShares Inc.**	**8**	**377**	**0.7**
5	IBERIABANK Corp.	4	283	0.6
6	Valley National Bancorp	2	247	0.5
7	CenterState Banks	3	233	0.5
8	Gibraltar Private B&TC	1	87	0.2
9	Banesco USA	2	86	0.2
10	Capital Bank Finl Corp	2	81	0.2
	Total	**470**	**$51,714**	**100.0%**

SARASOTA COUNTY (2)

Community Bank Rank[1]	Institution	Branches	Deposits ($mm)	Market Share (%)
1	**Pro Forma**	**7**	**614**	**4.7**
1	**Stonegate Bank**	**4**	**451**	**3.4**
2	FCB Financial Holdings Inc.	2	410	3.1
3	IBERIABANK Corp.	5	315	2.4
4	Cadence Bancorp LLC	2	260	2.0
5	CenterState Banks	2	238	1.8
6	**Home BancShares Inc.**	**3**	**164**	**1.2**
7	Capital Bank Finl Corp	3	131	1.0
8	Stearns Financial Svsc Inc.	2	86	0.7
9	Adam Bank Group Inc.	5	85	0.6
10	Hancock Holding Co.	1	70	0.5
	Total	**163**	**$13,201**	**100.0%**

SOURCE: FDIC DEPOSIT DATA AS OF JUNE 30,2016. PRO-FORMA FOR ACQUISITIONS CLOSED AND PENDING SINCE JUNE 30, 2016.
(1)DEFINED AS U.S. HEADQUARTERED BANKS WITH TOTAL ASSETS BETWEEN $500 MILLION AND $25 BILLION.
(2)EXCLUDES ADMINISTRATIVE BRANCHES WITH DEPOSITS GREATER THAN $500 MILLION.

9

DEPOSIT COMPOSITION

$ in billions

HOMB PRO-FORMA

Demand Deposits NOW & Other Trans Accts MMDAs + Savings Retail Time Deposits Jumbo Time Deposits

2% 6%

12% 11%

25% 21% 6% 24%

7%

13%

21% 30%

58%

35% 29%

Florida Arkansas

42% Arkansas Florida 39%

53% 100% Florida

57%

Alabama

Alabama 4%

5%

Total Deposits: $7.4 Total Deposits: $2.7 Total Deposits: $10.0

Cost of Deposits: 0.28% Cost of Deposits: 0.46% Cost of Deposits: 0.32%

GEOGRAPHY (2) COMPOSITION (1)

N O T E : D A T A A S O F O R F O R T H E Q U A R T E R E N D E D D E C E M B E R 3 1 , 2 0 1 6 . P R O—F O R M A F O R R E C E N T A C Q U I S I T I O N S .

(1) D A T A B A S E D O N R E G U L A T O R Y F I L I N G S .

(2) F D I C D E P O S I T D A T A A S O F J U N E 3 0 , 2 0 1 6 .

LOAN COMPOSITION

$ in millions

HOMB PRO-FORMA

Commercial & Industrial(1) CRE—Owner Occ. CRE—Non-Owner Occ.(2) Cons & Land Dev Multifamily Residential RE Consumer & Other

2% 5% 2%

12%

16% 18% 15%

18% 19%

5% 14% 22% 5% 16%

5%

15% 10% 14%

30% 27% 29%

Yield on Loans: 5.65% Yield on Loans: 5.07% Yield on Loans: 5.51%

Loan Type HOMB Stonegate HOMB Pro Forma

Commercial & Industrial (1) $1,242 $300 $1,542

CRE—Owner Occupied 1,118 550 1,668

CRE—Non-Owner Occupied (2) 2,385 658 3,044

Construction / Land Development 1,154 255 1,409

Multifamily 399 122 521

Residential Real Estate 1,420 467 1,887

Consumer & Other 132 118 250

Total $7,851 $2,469 $10,320

N O T E : D A T A A S O F O R F O R T H E Q U A R T E R E N D E D D E C E M B E R 3 1 , 2 0 1 6 B A S E D O N R E G U L A T O R Y F I L I N G S . P R O—F O R M A F O R R E C E N T A C Q U I S I T I O N S .

(1) I N C L U D E S A G R I C U L T U R E L O A N S .

(2) I N C L U D E S F A R M L O A N S .

HISTORICAL ACQUISITIONS PRICING

HOMB'S DISCIPLINED M&A PRICING HAS BEEN ACCRETIVE TO SHAREHOLDERS ON DAY ONE

PAST ACQUISITION MULTIPLES RELATIVE TO HOMB P / TBV


HOME BANCSHARES
4.02x
4.02x
3.67x
3.49x
3.50x
4.00x
2.97x
2.41x
ACQUISITION PRICING
0.53x
1.64x
1.90x
1.99x
1.46x
1.62x
STONEGATE BANK
THE BANK OF COMMERCE
LANDMARK BANK
Bay Cities BANK
BROWARD BANK OF COMMERCE
TRADITIONS
LIBERTY BANK

SOURCE: SNL FINANCIAL.
NOTE: METRICS SHOWN AT ANNOUNCEMENT FOR EACH ACQUISITION. FOR HOMB, PRICE / TANGIBLE BOOK VALUE MULTIPLES ARE BASED ON HOMB'S STOCK PRICE AND TANGIBLE BOOK VALUE PER SHARE AS OF THE MOST RECENT QUARTER AT THE TIME OF ANNOUNCEMENT.

12

CONTACT INFORMATION

Corporate Headquarters

Home BancShares, Inc. 719 Harkrider Street, Suite 100 P.O. Box 966 Conway, AR 72033

Financial Information

Jennifer Floyd Investor Relations Officer (501) 339-2929

Website

www.homebancshares.com

NASDAQ: HOMB

WWW.HOMEBANCSHARES.COM

HOME

BANCSHARES